SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                               San Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    79781B104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 19, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:
               [ ]  Rule 13d-1(b)
               [X]  Rule 13d-1(c)
               [ ]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 79781B104               SCHEDULE 13G                      Page 2 of 10



--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Hollger LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                                          (a) [   ]
                                          (b) [   ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
                         2,797,209
                    ------------------------------------------------------------
NUMBER OF SHARES     6   SHARED VOTING POWER
BENEFICIALLY OWNED       0
BY EACH REPORTING   ------------------------------------------------------------
PERSON WITH          7   SOLE DISPOSITIVE POWER
                         2,797,209
                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,797,209
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                        [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    7.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    OO
--------------------------------------------------------------------------------

CUSIP No. 79781B104               SCHEDULE 13G                      Page 3 of 10



--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gary F. Holloway
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                                          (a) [   ]
                                          (b) [   ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          0
                     -----------------------------------------------------------
NUMBER OF SHARES      6   SHARED VOTING POWER
BENEFICIALLY OWNED        2,797,209
BY EACH REPORTING    -----------------------------------------------------------
PERSON WITH           7   SOLE DISPOSITIVE POWER
                          0
                     -----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          2,797,209
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,797,209
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                        [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    7.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
--------------------------------------------------------------------------------

CUSIP No. 79781B104               SCHEDULE 13G                      Page 4 of 10



--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Konrad R. Kruger
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
    INSTRUCTIONS)
                                          (a) [   ]
                                          (b) [   ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          0
                     -----------------------------------------------------------
NUMBER OF SHARES      6   SHARED VOTING POWER
BENEFICIALLY OWNED        2,797,209
BY EACH REPORTING    -----------------------------------------------------------
PERSON WITH           7   SOLE DISPOSITIVE POWER
                          0
                     -----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          2,797,209
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,797,209
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                        [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    7.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


               This statement on Schedule 13G relating to the common stock, no par value (the "Common Stock"), of San Holdings, Inc., a Colorado corporation (the "Issuer"), is being filed by and on behalf of Hollger LLC, a Delaware limited liability company ("Hollger"), and its two controlling members, Gary F. Holloway ("Holloway") and Konrad R. Kruger ("Kruger", and together with Hollger and Holloway, collectively, the "Reporting Persons").

Item 1(a)      Name of Issuer:

               San Holdings, Inc.
 ................................................................................

Item 1(b)      Address of Issuer's Principal Executive Offices:

               900 West Castleton Road, Suite 210, Castle Rock, CO 80104
 ................................................................................

Item 2(a)      Name of Person Filing:

               Hollger:   Hollger LLC

               Holloway:   Gary F. Holloway

               Kruger:   Konrad R. Kruger
 ................................................................................

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               Hollger:   95B Rowayton Avenue, Rowayton, CT 06853

               Holloway:  95B Rowayton Avenue, Rowayton, CT 06853

               Kruger:  95B Rowayton Avenue, Rowayton, CT 06853
 ................................................................................

Item 2(c)      Citizenship:

               Hollger:   Delaware

               Holloway:   United States of America

               Kruger:   United States of America
 ................................................................................

Item 2(d)      Title of Class of Securities:

               Common stock, no par value
 ................................................................................

Item 2(e)      CUSIP Number:

               79781B104
 ................................................................................

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

               (a) [ ]  A broker or dealer registered under section 15 of the
                        Act.
               (b) [ ]  A bank as defined in section 3(a)(6) of the Act.
               (c) [ ] An insurance company as defined in section 3(a)(19) of the Act.
               (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940.
               (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
               (h) [ ]  A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).
               (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                        Investment Company Act of 1940.
               (j) [ ]  A group, in accordance with Rule 13d-1(b)(1)(ii)(J).
 ................................................................................

Item 4.        Ownership.

               Holloway and Kruger, as the controlling members of Hollger, may be deemed the beneficial owners of the shares of Common Stock owned by Hollger as of December 19, 2001 in that such individuals share the power to direct the voting and disposition of such shares.

               Hollger:
               -------
               (a)  Amount beneficially owned...................2,797,209 shares
               (b)  Percent of class.......................................7.6%*
               (c)  Number of shares as to which reporting person has:

                      (i)   Sole power to vote or to direct the vote...2,797,209
                      (ii)  Shared power to vote or to direct the vote.........0
                      (iii) Sole power to dispose or to direct the
                            disposition of.............................2,797,209

-------------------
* Calculated using the aggregate number of outstanding shares of Common Stock as supplied to the Reporting Persons by the Issuer.

                      (iv)  Shared power to dispose or to direct the
                            disposition of.....................................0

               Holloway:
               --------
               (a)  Amount beneficially owned...................2,797,209 shares
               (b)  Percent of class........................................7.6%
               (c)  Number of shares as to which reporting person has:
                      (i)   Sole power to vote or to direct the vote...........0
                      (ii)  Shared power to vote or to direct the
                            vote.......................................2,797,209
                      (iii) Sole power to dispose or to direct the
                            disposition of.....................................0
                      (iv)  Shared power to dispose or to direct the
                            disposition of.............................2,797,209

               Kruger:
               ------
               (a)  Amount beneficially owned...................2,797,209 shares
               (b)  Percent of class........................................7.6%
               (c)  Number of shares as to which reporting person has:
                      (i)   Sole power to vote or to direct the vote...........0
                      (ii)  Shared power to vote or to direct the
                            vote.......................................2,797,209
                      (iii) Sole power to dispose or to direct the
                            disposition of.....................................0
                      (iv)  Shared power to dispose or to direct the
                            disposition of.............................2,797,209

 ................................................................................

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
 ................................................................................

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Other than as set forth herein, no other person or entity is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported in this Schedule.
 ................................................................................

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.
 ................................................................................

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.
 ................................................................................

Item 9.        Notice of Dissolution of Group.

               Not applicable.
 ................................................................................

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


               After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, correct and complete.





Dated:  February 11, 2002                       Hollger LLC


                                               By: /s/ Gary F. Holloway
                                                   -----------------------------
                                                    Name: Gary F. Holloway
                                                    Title: Member


                                               By: /s/ Konrad R. Kruger
                                                   -----------------------------
                                                    Name: Konrad R. Kruger
                                                    Title: Member



Dated: February 11, 2002                        /s/ Gary F. Holloway
                                               ---------------------------------
                                               Gary F. Holloway



Dated: February 11, 2002                        /s/ Konrad R. Kruger
                                               ---------------------------------
                                               Konrad R. Kruger



      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).

                                    EXHIBIT 1


                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G


               This agreement is made pursuant to Rule 13d-1(k)(1)(iii) ("Rule 13d-1(k)(1)(iii)") under the Securities Exchange Act of 1934, as amended (the "Act"), by and among the signatories listed below (collectively, the "Joint Filers", each, a "Joint Filer"). The Joint Filers hereby agree that a statement of beneficial ownership as required by Section 13(d) of the Act, and the rules promulgated thereunder, shall be filed on their collective behalf on Schedule 13G, and that such statement shall be jointly filed in accordance with Rule 13d-1(k)(1)(iii) (such filing, the "Joint Filing"). The Joint Filers further agree that the Joint Filing may thereafter be amended by subsequent joint filings. Each Joint Filer hereby represents and warrants to the other Joint Filers that he or it satisfies the requirements for submitting a joint filing pursuant to Rule 13d-1(k)(1)(iii).



Dated:  February 11, 2002                       Hollger LLC


                                               By: /s/ Gary F. Holloway
                                                  ------------------------------
                                                    Name: Gary F. Holloway
                                                    Title: Member


                                               By: /s/ Konrad R. Kruger
                                                  ------------------------------
                                                    Name: Konrad R. Kruger
                                                    Title: Member



Dated: February 11, 2002                        /s/ Gary F. Holloway
                                               ---------------------------------
                                               Gary F. Holloway





Dated: February 11, 2002                        /s/ Konrad R. Kruger
                                               ---------------------------------
                                               Konrad R. Kruger